Exhibit 2.2

DATED

SEPTEMBER 17, 2008

ASSIGNMENT AGREEMENT

Between

PETROL OFISI AS

PETROL OFISI ARAMA ÜRETİM SANAYİ ve TİCARET ANONİM ŞİRKETİ

And

Toreador Turkey Limited

Toreador Turkey Limited, Ankara Turkey Branch

Toreador Resources Corporation

This Assignment Agreement (“Agreement”) is made on September 17, 2008 in Istanbul.

BETWEEN

1.     Toreador Turkey Limited, a company established and operating under the laws of Cayman Islands, with registered office at M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, duly represented for the signature of this present by Mr. Roy Barker;

2.     Toreador Turkey Limited, Ankara Turkey Branch, a branch office established and operating under the laws of Turkey, with registered office in Cinnah Caddesi Göreme Sokak No:1/3 Kavaklıdere , Ankara, Turkey duly represented for the signature of this present by Mr. Roy A. Barker;

Toreador Turkey Limited and Toreador Turkey Limited, Ankara Turkey Branch shall be hereinafter individually or collectively referred to as “Assignor”.

3.     Toreador Resources Corporation, a company existing under the laws of Delaware, USA having its registered address at 13760 Noel Road, 1100 Dallas Texas, 75240.

AND

4.     PETROL OFISI A.S., a company established and operating under the laws of Turkey, with registered office in Eski Büyükdere Caddesi No. 33/37 34398 Maslak, Istanbul, Turkey,duly represented by the signature of Mr. Melih Türker and Mr. Ogeday Çağatay;

5.     PETROL OFISI ARAMA ÜRETİM SANAYİ ve TİCARET ANONİM ŞİRKETİ, a company established and operating under the laws of Turkey, with registered office in Eski Büyükdere Caddesi No. 33/37 34398 Maslak, Istanbul, Turkey, duly represented by the signature of Mr. Tayfun Sümer or Mr. Gerald R. Winkler; and a Subsidiary of PETROL OFISI AS.

PETROL OFISI AS shall be hereinafter referred to as “Parent” and PETROL OFISI ARAMA ÜRETİM SANAYİ ve TİCARET ANONİM ŞİRKETİ shall be hereinafter referred to as “Assignee”.

The Assignee, Parent, Guarantor and the Assignor shall be collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS

(A)      The Assignor and the Parent, on August 8, 2008, have entered into a binding Letter of Intent (the “Letter Agreement”) which set forth the final terms and conditions for the Assignor’s assignment of and the Parent’s receipt of, through its subsidiary, the Assignee, 26.75% of the working interest under the

Exploration Licenses including but not limited to any and all rights under the Petroleum Law Numbered 6326 and related legislation together with below and above ground installations and facilities with respect to SASB Project as defined in Exhibit 1, and hereinafter defined as “Business Assets”. This Agreement is intended only to effectuate the actual assignment specified in the Letter Agreement and to specify the particulars relating to matters already introduced in the Letter Agreement.

(B)      The Assignee, desires to acquire and the Assignor desires to assign the Business Assets.

(C)      Although Assignee shall acquire the Business Assets, Parent hereby guarantees any and all obligations of Assignee arising during the Interim Period contained herein this Agreement and all such obligations thereof shall be deemed to be joint and several obligations of the Parent and Assignee, except for that filing to be made for the purposes of being registered as a petroleum right holder shall be the solely made by the Assignee.

(D)      The Parties hereby acknowledge that as at the Signing Date the pre-emption rights of TPAO and Stratic under the Operating Agreement have expired.

NOW THEREFORE THE PARTIES HAVE AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement and the Schedules hereto the following words and expressions shall bear the following meanings:

“Agreement” shall mean this Assignment Agreement and the schedules hereto.

“Assignment Price” shall mean the consideration payable for the assignment of the Business Assets, pursuant to
Clause 4 hereto.

“Assignor’s Account” shall mean the USD account of Toreador Turkey Limited, Ankara Turkey Branch as designated under Article 6.(d).

“Business Assets” shall mean 26.75% of the working interests under the Exploration Licenses, including but not limited to any and all rights under the Petroleum Law Numbered 6326 and related legislation together with below and above ground installations and facilities with respect to SASB Project which are listed in Exhibit 1.

“Business Day” shall mean a day in which banks in the Republic of Turkey and the United States of America is open for business.

“Business Information” shall mean all information relating to the Business Assets including technical data which has been provided by the Assignor during the Due Diligence period and minutes of the Operating Committee and the Technical Committee meetings.

“CAPEX” shall mean all expenditures made in order to carry out oil and gas exploration and maintain production in the Exploration Licenses including but not limited to seismic, exploration and appraisal drilling, production drilling  perforation, work over, well services and repairs.

“Closing” shall mean the completion of assignment of the Business Assets in accordance with Clause 5 below.

 “Closing Date” shall be the Closing Date as defined under this Agreement.

“Closing Adjustment” shall mean any adjustment to the Assignment Price taking into consideration any and all payments made and all revenues received by the Assignor relating to the activities carried out on and after the Effective Date in relation to the Exploration Licenses and/or any other payments or revenues attributable to the assignment of Business Assets.

“Confidential Information” shall mean all non-publicly available information received or obtained as a result of entering into or performing, or supplied by or on behalf of a Party in the negotiations leading to, this agreement and which relates to:

(i)	The Assignor;

(ii)	any aspect of the Business Assets;

(iii)	the provisions of this Agreement;

(iv)	the negotiations relating to this Agreement;

(v)	the subject matter of this Agreement; or

(vi)	the Parent and/or Assignee.

“Due Diligence” shall mean the due diligence exercise conducted by the Parent between April 16, 2008 and May 30, 2008.

“Effective Date” shall mean July 1, 2008 provided that assignment terms and conditions of Business Assets assignment to the Assignee is completed at Closing.

 “EMRA” shall mean the Turkish Energy Market Regulatory Authority.

“Exploration Asset Price” shall mean a certain percentage of the Assignment Price payable for all Business Assets used for exploration activities regarding SASB Project and the cost of gaseous wells and which will be determined upon mutual agreement of the Parties upon consultation of the Assignee with the GDPA and obtaining its confirmation thereof before the invoicing.

“Exploration Licenses” shall mean the eight off-shore exploration licenses issued by the GDPA, details of which are set forth in Exhibit 1.

“Exploration License Price” shall mean a certain percentage of the Assignment Price that is payable for the Business Assets that cover 26.75% of the working interest under the Exploration Licenses and which will be determined upon mutual agreement of the Parties upon consultation of the Assignee with the GDPA and obtaining its confirmation thereof before the invoicing.

“GDPA” shall mean the General Directorate of Petroleum Affairs of the Republic of Turkey.

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, directorate, commission, official or other authority of the Republic of Turkey, USA, Cayman Islands or any other country or any state, province, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority in any country where the activities of the Assignee, Parent, Guarantor and/or the Assignor are performed.

“Guarantor” shall mean Toreador Resources Corporation, which is the parent company of Toreador Turkey Limited and which acts as a joint and several guarantor to the Assignor for the performance of Assignor’s obligations under this Agreement.

“Interim Period” shall mean the period commencing on the date Effective Date and ending on the earlier of Closing and lapse or termination of this Agreement.

“IFC” shall mean International Finance Corporation.

“IFC Loan and Guarantee Agreement” shall mean the Loan and Guarantee Agreement dated December 28, 2006 between Toreador Resources Corporation, Toreador Turkey Ltd, Toreador Romania Ltd, Madison Oil France SAS, Toreador Energy France SCS, Toreador International Holding Limited Liability Company and IFC.

“Joint Account” shall mean the accounts maintained by the Operator in accordance with the Operating Agreement and the accounting procedures for the Joint Operations.

Joint Operations shall mean those operations and activities carried out by the Operator pursuant to the Operating Agreement, the costs of which are chargeable to all parties of the Operating Agreement.

“Joint Property” shall mean at any point in time, all wells, facilities, equipment, materials, funds and the property held for the Joint Account.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, easement, right of way, option, right of pre-emption, right of first refusal, proxy, voting trust or agreement, transfer restriction, lien or charge of any kind, including any agreements to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof or any other agreement or arrangement creating or conferring on any person a contractual right and/or a right in rem over the Business Assets.

“Litigation Claim(s)” shall mean any and all litigation, arbitration, execution and/or proceeding, investigation, mediation or any administrative or governmental actions by a Governmental or Regulatory Authority against the Assignor, arising out of or based upon acts or omissions occurring before the Effective Date and referring to the Business Assets and any and all litigation against any of the Business Assets and/or the Exploration Licenses, which have occurred before the Effective Date.

 “Losses” shall mean amounts actually incurred in connection with actions, proceedings, losses, damages, liabilities, claims, costs and expenses including interest fines, penalties, clean-up costs, reasonable legal and other professional fees.

“Material Adverse Change” shall mean in comparison to the financial condition and the prospects of the Business Assets as of the date hereof, (i) any change in, or effect  on the Business Assets that is, or with the passage of time is reasonably expected to have a material adverse effect to the Business Assets either alone or collectively amounting to 15% of the Assignment Price or (ii) that the Assignor shall not be in compliance with all applicable laws in relation to the Business Assets, or shall not hold all permits and authorisations in relation to the Business Assets, where failure to comply or hold such permits and authorizations would constitute a material impairment or impediment in conducting the business, either alone or collectively amounting to 15% of the Assignment Price.

“Micoperi Litigation” shall mean the litigation that has been filed against Micoperi Srl. alleging that Micoperi Srl. vessel “Micoperi 30” pulled over the caissons over the Ayazli No.2 and No.3 wells in the Exploration Licenses and the counterclaim of Micoperi Srl. in respect of sums which have not been paid to Micoperi Srl. under the contract regarding the guardian structure installation above the Ayazli No.2 and No.3 wells.

“Natural Gas Sales Agreement” shall mean the agreement executed by and between TPAO (acting as Operator on behalf of Toreador Turkey Limited and Stratic Energy Turkey Inc.(“Stratic”)) and AKSA Doğalgaz Toptan Satış A.Ş (“AKSA”) and dated February 02, 2007.

“Overriding  Royalty” shall mean any royalty including the 1.5% over riding royalty interest (“ORRI”) of Netherby Investments Limited on overall production from the Exploration Licenses and excluding the Government royalty as defined under Petroleum Law numbered 6326.

“Operating Agreement” shall mean the Operating Agreement dated September 29, 1995 and which become effective as of July 03, 1997 as amended with amendment agreements dated February 12, 2002 and January 5, 2005 between TPAO and Stratic and Toreador Turkey Limited, Ankara Turkey Branch pertaining to working interests of the Exploration Licenses.

“Operating Committee” shall mean the committee which is responsible for the overall supervision and direction of Joint Operations (as defined in the Operating Agreement), and which is composed of representatives of each party holding a participating interest.

“Operator” means the entity designated to conduct operations in accordance with the terms of the Operating Agreement.

“OPEX” shall mean any and all operational expenses to provide continuance of oil and/or natural gas production.

“Parent Corporate Guaranty” shall mean the guarantee that is provided by the Parent with the Assignor on the Signing Date in the form as agreed in Exhibit 2.

“Production Asset Price” shall mean a certain percentage of the Assignment Price that is payable for all Business Assets that are used for production of natural gas from gaseous wells subject to Exploration Licenses and which will be determined upon mutual agreement of the Parties upon consultation of the Assignee with the GDPA and obtaining its confirmation thereof before the invoicing.

“SASB Project” shall mean all exploration, development and production activities that were and will be performed under the terms of the Operating Agreement and at Exploration Licenses numbered AR/TOR-SET-TPO/3498-3505 in Petroleum District II Bolu including existing facilities.

“Signing Date” shall mean the date when all the signatures of the Parties to this Agreement are completed.

“Subsidiary” shall mean an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

“Tax” or “Taxes” shall mean all forms of direct or indirect taxation, and all governmental, state, provincial, local government or municipal charges, contributions duties, levies, charges, withholding (including health, welfare, social security contributions, employment and similar payment) and imposts in any jurisdiction, including, without limitation, income tax, value added tax, stamp tax duty, custom and other import duties, capital gains tax, withholding tax on securities trading transactions and service arrangements with foreign counterparts, and expenses, penalties and interest relating to the foregoing or resulting from a failure to comply with any provisions of any enactment relating to Tax.

“Technical Committee” shall mean the sub-committee of the Operating Committee as per the Operating Agreement.

“TPAO” shall mean Turkiye Petrol Anonim Ortakligi.

“USD” shall mean United States Dollars.

“VAT” means value added tax applicable in Turkey pursuant to Law no 3065.

 “Warranties” shall mean the warranties, representations and undertakings of the Assignor set out in Clause 7 hereto.

“in the agreed terms” or “in the agreed form” shall mean in the form agreed between the Assignor, Guarantor, Parent and the Assignee and signed for the purposes of identification by or on behalf of each Party.

1.2 Interpretation

General words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.2.1.       Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.2.2.       References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned.

1.2.3.       References to this Agreement shall include the Exhibits which are attached hereto and shall form an integral part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.2.4.       The headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.2.5.       In this Agreement, references to any time of day are to the time in Istanbul, Republic of Turkey.

1.2.6.       The words “other”, “include” and “including” do not connote limitation in any way.

2.          INTERIM PERIOD / PENDING CLOSING

2.1.       Except as otherwise provided for in this clause or in other clauses or Exhibits to this Agreement or otherwise approved in writing by the Assignee during the Interim Period, the Assignor shall take all reasonable actions within its powers to the extent permitted under applicable law to maintain the Business Assets in the ordinary course, consistent with prudent generally accepted industry practices provided however that the Assignor shall seek for the written approval of the Assignee before voting on any material decision under the Operating Agreement and before all material decisions including but not limited to the work program and budget approvals. Notwithstanding the foregoing, the Assignee shall not unreasonably withhold such approval. The Assignor will comply with the terms of all Exploration Licenses and contracts related to the Business Assets including the Operating Agreement.

The Assignor will consult and collaborate with Assignee in relation to all matters concerning the operation of the Business Assets which are reasonably likely to have a Material Adverse Change and/or any positive economic impact on the operational or financial condition or financial prospects.

Assignor shall promptly notify Assignee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by Assignor with respect to the Joint Property and/or the  Operating Agreement, (b) any written notice of any pending or threatened claim, demand, investigation, action, suit, inquiry or proceeding related to the Joint Property and/or the  Operating Agreement, (c) any material damage, destruction or loss to major Joint Property under the  Operating Agreement, or (d) any event or condition between the date of this Agreement and the Closing Date that (i) would have a Material Adverse Change on the business, operations, financial condition or results of operations under the  Operating Agreement, taken as a whole, or (ii) would render Assignee’s right to acquire impossible.

The Assignor will not be liable for the execution of the previous or future Operating Committee resolutions which affect the status of the Exploration Licenses including but not limited to the conversion of the exploration licenses AR/TOR-SET-TPO/3499-3500 to exploitation lease on and after the Effective Date.

2.2.       In particular, except as otherwise provided for in this clause or in other clauses or Exhibits to this Agreement or otherwise approved in writing by the Assignee, the Assignor during the Interim Period shall not:

(a)       sell or transfer in whole or in part any of the Business Assets except for any part of the inventory in the ordinary course of business or due to an Operating Committee resolution;

(b)       lease or create any Lien over any of the Business Assets or otherwise grant any guarantee or indemnity, other than in the ordinary course of trading and against sufficient collateral; or

(c)       agree, conditionally or otherwise, to do any of the foregoing.

3.          AGREEMENT TO ASSIGN

3.1.       Business Assets

3.1.1.    The Assignor hereby agrees to assign the Business Assets to the Assignee, free   from any Liens and the Assignee subject to the satisfaction of the Conditions Precedent hereby agrees to acquire the assigned Business Assets, subject to the terms of this Agreement.

3.1.2.    The Assignee in reliance of the Warranties hereby agrees to accept the Business Assets and undertakes that it shall be bound by all terms and conditions of the Operating Agreement and its amendments and shall comply with all requirements of the Turkish Petroleum Legislation.

3.2.       No Transfer of Business, No Assumption of any Liabilities

The Assignee further is not assuming or otherwise acquiring any debt, obligation,  or liability, including those arising out of Litigation Claims and/or related to the Business Assets, of the Assignor and thus the Assignee shall not assume any such debt, obligation or liability attributable to the period prior to the Effective Date.

4.         ASSIGNMENT PRICE, PAYMENT AND ADJUSTMENTS

4.1.       Assignment Price

4.1.1.    The consideration for the assignment of the Business Assets shall be USD 80,250,000 plus applicable VAT in cash (hereinafter called “the Assignment Price”). The Assignment Price is payable to the Assignor’s Account on the Closing Date.

4.1.2.    The Assignee shall also further credit USD 107,000 to Assignor as a Closing Adjustment in relation to the bond of USD 400,000 (in the amount of USD 50,000 for each Exploration License) that had been placed by the parties of the Operating Agreement with the GDPA against drilling one well in the Exploration Licenses before November 2010.

4.2.       Any applicable VAT arising from execution and performance of this Agreement shall be borne by the Assignee.

4.3.       The Parties agree that, in the absence of a specific provision to the contrary in this Agreement, all payments under this Agreement, including any damage, Loss payments, shall be made in USD, PROVIDED THAT where a payment is  made by the Assignor under an indemnity, under Clause 7 hereto, said payment shall be in the currency of the relevant Loss.

4.4.       Adjustments to the Assignment Price

Without prejudice to Clause 4.5, the following issues shall be taken into consideration for adjustment of the Assignment Price, either at the Closing or following the Closing as stated below:

4.4.1.    Without prejudice to Clause 4.5.1, from and after the Effective Date, the Assignee shall be responsible for all operations and costs (pro rata to its interest in the Exploration Licenses upon assignment) as a party to the Operating Agreement.

4.4.2.    The Assignee, pro rata to its interest in the Exploration Licenses, hereby accepts all budget and/or authority for expenditure approval made by the Assignor of SASB Project, which is operated by TPAO, as the same may be modified provided that the Assignor seeks for the prior written approval of the Assignee for any material decision including but not limited to the work program and budget approvals on and after the Effective Date.

4.4.3.    Any and all liabilities and/or benefits arising from the Micoperi Litigation shall be the Assignor’s responsibility.

4.4.4.             Pro rata to its interest in the Exploration Licenses, the Assignee shall be responsible for the “end of project clean up” and removal of all facilities (including but not limited to all onshore and offshore facilities except for any cost related to removal of the fallen caissons of Akkaya-1, Ayazlı-2 and Ayazlı-3 wells, which will be the responsibility of Assignor) at the time of relinquishment of the Exploration Licenses and/or any conversion of Production Lease that may be awarded by the GDPA in accordance with the Turkish Petroleum Legislation.

4.4.5.             Pro rata to its interest in the Exploration Licenses, the Assignee hereby accepts and undertakes the costs, excluding the Litigation Claims, arising on and after the Effective Date from the land and administration building within the Cayagzi Gas Processing Plant which has been purchased by TPAO and which is to be charged to the current and/or future parties of the Operating Agreement over the next ten years as of _October 13, 2005.

4.4.6.             Pro rata to its interest in the Exploration Licenses, the Assignee hereby accepts the costs arising on and after the Effective Date from the installation of a waste pipe into the sea for the town of Akcakoca, estimated to be 100% cost of USD 50,000-60,000 which has been approved by the Operating Committee.

4.4.7                Pro rata to its interest in the Exploration Licenses, the Assignee hereby accepts on and after the Effective Date the costs arising from participation into a 1500 Km 2D seismic program estimated to be 100% cost of USD 2,000,000 and expected to start in September 2008 over the eastern areas of the Exploration Licenses.

4.4.8.             Pro rata to its interest in the Exploration Licenses, the Assignee hereby accepts and undertakes to participate in costs on and after the Effective Date pertaining to the materials and equipment inventory of the SASB Project in stock in Eregli associated with drilling of future new wells.

4.4.9.             The Assignee shall receive any value of the scrap materials relating to the SASB Project.

All costs referred to in this clause 4.4 shall be documented by the Assignor.

4.5. CLOSING ADJUSTMENTS

4.5.1.             Closing Adjustment shall be prepared by the Assignor and agreed by the Assignee within a maximum of 3 months from the Closing Date by the Parties.

4.5.2.             Adjustments for the gas sales revenues and OPEX, CAPEX, government royalty costs shall be made as part of the Closing Adjustments.

4.5.3.             Subject to the Closing Adjustments, the Assignor shall pay the government royalty on production until the Closing Date.

5.                          CONDITIONS PRECEDENT TO BE REALIZED PRIOR TO COMPLETION

5.1                            Completion shall be conditional on the following:

5.1.1                Nothing having occurred which has caused a Material Adverse Change and Assignor having delivered to the Assignee a notice to the effect that there has been no Material Adverse Change, material breach of Warranty or breach of any obligation on their part under this Agreement or any of the Warranties.

5.1.2.             The Assignor declares that they do not have any creditor other than IFC and thus the Assignor is not subject to Article 280/III of the Execution and Bankruptcy Law.

5.1.3.             The Assignor shall obtain and deliver an unconditional consent letter from IFC confirming that it will not object to the assignment of 26.75% interest in the Exploration Licenses and other Business Assets.

5.1.4                Assignor shall obtain a letter from AKSA in order to evidence confirmation of AKSA that the Natural Gas Sales Agreement shall be amended to entitle the Assignee in the proceeds of the sales provided that the Assignee obtains the wholesaler license.

5.1.5                The Assignor shall provide a confirmation letter stating that all Warranties shall be true and correct as of the Closing Date in material aspects.

5.1.6                Permission of the GDPA approving the assignment of 26.75 % interest under the Exploration Licenses shall have been published in the Official Gazette.

5.1.7                The Assignee shall provide an acknowledgment letter addressed to Stratic and TPAO on the next day following publication of the GDPA approval in the Official Gazette stating that it unconditionally and irrevocably approves all the terms and provisions of the Operating Agreement.

5.2                       Satisfaction or waiver of Conditions Precedent

The Parties shall use their best endeavours to procure that the Conditions Precedent are fulfilled on or before February 10, 2009 (or such later date as the Assignor and the Assignee may agree in writing).

If all the Conditions Precedent are not fulfilled or waived by the respective Parties on or before February 10, 2009 (or such later date agreed above):

5.2.1.1.1                              the provisions of this Agreement (other than Article 10, 11, 12, 17 and 20) shall cease to have effect (so that no Party shall have any liability under them) except in relation to a previous breach; and

5.2.1.1.2                              no Party shall make (or permit any person to make) any announcement concerning this Agreement or any ancillary matter without the prior written consent of the other Party.

5.3                       In the event the Closing does not take place by November 03, 2008 the Assignment Price shall include interest of LIBOR + 1% per annum which will be applicable from November 03, 2008 to the Closing Date.

6.                              CLOSING

Unless otherwise agreed, Closing shall take place within 2 (two) Business Days following the publication of GDPA’s approval for assignment of 26.75% interest in the Exploration Licenses in the Official Gazette regarding the contemplated transactions under this Agreement (“Closing Date”).

On the Closing Date:

(a)

The Assignor shall, subject to the terms and conditions set forth in this Agreement and, assign to the Assignee all the Business Assets free from all Liens.

(b)

The Assignor shall issue and deliver to the Assignee invoice for the assignment of the Business Assets. The Business Assets shall be at the risk of the Assignee from the date of delivery of the assignment documents to the Assignee at the Closing Date.

(c)	All technical and financial data related to the SASB Project and Business Information shall be delivered to the Assignee at the Closing Date.

(d)

Assignment Price shall be remitted to the USD account of the Toreador Turkey Limited, Ankara Turkey Branch at YAPI KREDI Bank Karum Branch numbered 666-70009213, on the Closing Date.

(e)

The invoicing for the Assignment Price shall be made by the Assignor as follows:

(i)             Invoice for the Exploration License Price and Production Asset Price will be issued on the Closing Date upon payment of the Assignment Price by the Assignee.

(ii)          Invoice for the Exploration Asset Price will be issued within 2 (two) Business Days upon obtaining the VAT exemption certificate from the GDPA. Obtaining VAT exemption certificate shall be Assignee’s sole responsibility.

The Assignor shall on best effort basis cooperate with the Assignee to provide the invoicing in the way suggested by the Assignee. However, in case of any Tax liability and/or penalty incurred by the Assignor due to the said invoicing mechanism the Assignee shall immediately reimburse the Assignor upon its first written demand accompanied by evidencing documents thereof for all such penalties and liabilities imposed by the Governmental or Regulatory Authorities. In case the Assignee cannot obtain the VAT exemption certificate from the GDPA within 30 (thirty) days following the Closing, the Assignee shall be liable for the payment of the VAT and the Assignor shall immediately issue the invoice for the Exploration Asset Price including the VAT.

7.                              REPRESENTATIONS AND WARRANTIES

7.1.                    By the Assignor

In consideration for agreeing to assign the Business Assets to the Assignee on the terms and conditions contained in this Agreement, Toreador Turkey Limited and Toreador Turkey Limited, Ankara Turkey Branch hereby jointly and severally represent, warrant and undertake to the Assignee in terms of the Warranties set out below, which also shall be valid as at the Closing Date. For these purposes, the “Warranties” given by the Assignor are as follows:

7.1.1.                     Business Assets

(i)                            The Business Assets to be assigned are and shall be as at Closing Date in good and working condition, assignable, not obsolete and not destroyed.

(ii)                        The Assignor has full possession and control and retains legal and beneficial title to the Business Assets and at the Closing Date, the Business Assets shall be free from any Lien or agreement for payment on deferred terms including but not limited to the Overriding  Royalty and the IFC Loan Agreement.

7.1.2.                      No conflict

The execution of this Agreement on the Closing Date and in accordance with the terms and conditions of this Agreement will not:

(a)                          by itself cause the Assignor to lose the benefit of any material right it presently enjoys arising from any agreement to which it is a party and regarding the Business Assets;

(b)                         by itself relieve any person of any contractual obligation towards the Assignor and regarding the Business Assets and

(c)                          by itself constitute a default under any of the terms, conditions or provisions of any agreement or unilateral undertaking or contract to which the Assignor is a party, and regarding the Business Assets.

7.1.3.             Information

All information that has been given to the Assignee or its representatives or advisers by the Assignor or by its respective advisers or other agents in the course of the negotiations leading up to this Agreement or in the course of any legal due diligence or any form of investigation, was, when given, and is now true, complete and materially accurate and not misleading. There is no fact or matter, which has not been disclosed which renders any such information untrue, incomplete or inaccurate or misleading or the disclosure of which might reasonably affect the willingness of a willing assignee to get the Business Assets assigned on the terms of this Agreement. The information disclosed to the Assignee or its representatives or advisers of the Assignee by the Assignor and/or its officers or other officials comprises all information which is necessary for the reasonable assessment of the financial, commercial and trading prospects of the Business Assets and the valuation thereof. There are no other matters that if they had been disclosed to the Assignee relating to the Business Assets, would have materially affected the Assignee’s decision to enter into this Agreement.  The CD, which includes all written information provided to the Assignee during the Due Diligence period is set forth as Exhibit 3 to this Agreement.

7.1.4.             Assignor’s assets are sufficient to cover its financial obligations.

7.1.5.             Assignor does not have any creditor other than IFC and thus the Assignor is not subject to Article 280/III of the Execution and Bankruptcy Law.

7.1.6.             The Assignor accepts that the transaction governed under this Agreement is not a business transfer.

7.1.7.             No third party consent is required to be obtained in respect of the Assignor to enable the Assignee to acquire the 26,75 %of the Business Assets except for the GDPA and IFC consent.

7.1.8.             Until the license is obtained by the Assignee for the wholesale of natural gas, the Assignor shall make the sale of natural gas on behalf of the Assignee pro rata to Assignee’s interest of 26,75 %  in the Exploration Licenses and the Operating Agreement in order for the Assignee to be entitled in the proceeds of natural gas sales.

7.1.9.             In addition to the Business Information, the Assignor accepts to provide all other reasonable technical data and information in relation to the SASB Project and Business Assets that are related with the Operations conducted under the Operatorship of Toreador Turkey Limited to the Assignee for a period of three years starting from the Closing Date free of charge upon the request of the Assignee.

7.1.10.       Assignor’s Rights. Assignor is the lawful owner of 36,75% undivided interest in the Exploration Licenses and the Operating Agreement, and holds the rights of the 26,75% of the said interest free and clear of any Liens, claims, burdens or encumbrances, pledges or mortgages. The Exploration Licenses and the Operating Agreement are in full force and effect and no notice of default, termination, or breach under the Exploration Licenses and/or Operating Agreement has been received by the Assignor nor, to the knowledge of the Assignor, any other party to the Operating Agreement. The Assignor is not in default under the terms and conditions of the Exploration Licenses and/or the Operating Agreement. The Exploration Licenses, together with applicable Laws, contains the entirety of the obligation of the Assignor to the Government, and no other understanding or agreement whether oral or in writing exists between the Assignor and the Government in relation to the subject matter of the Exploration Licenses except as otherwise disclosed under this Agreement.

7.1.11.       Claims and Litigation. Other than those disclosed in Exhibit 3 there are no claims, demands, actions, suits, Governmental or Regulatory Authority inquiries, investigations or proceedings pending or threatened in connection with the Exploration Licenses, SASB Project, Operating Agreement or other documents and/or the activities carried out within the scope of the SASB Project, Operating Agreement and/or the Joint Property and that would make a Material Adverse Change  in relation to the transactions contemplated by this Agreement. The Assignor agrees to present a disclosure letter on the Closing Date indicating to its best knowledge and according to the information provided by the Operator  the further claims, demands, actions, suits, Governmental or Regulatory Authority inquiries, investigations or proceedings have been initiated in connection with the Exploration Licenses, SASB Project, Operating Agreement or other documents and/or the activities carried out within the scope of the SASB Project, Operating Agreement and/or the Joint Property, if any.

7.1.12.       Employment Matters. There are no claims, demands, actions, disputes, Governmental inquiries, investigations or proceedings pending or threatened with regard to employment issues.

7.1.13.       Compliance with Laws. The Assignor and their officers, agents and employees (in the course of their duties) are, and have been, in compliance with all applicable Laws in operation of their business and affairs. The Assignor is not in default with respect to, or in violation of any license or any Law, ordinance, Regulation, order or requirement relating to its business, operations or properties, or the use thereof, of any record keeping or bookkeeping requirements thereof, nor has the Assignor received any notice of non-compliance with any governmental or local law, regulation or rule.

7.1.14.       Joint Property. The Joint Property is in good position and free and clear of any Liens, claims, burdens or encumbrances. There has not been any sale, transfer, pledge or other disposal or any Lien, claim, option or encumbrance of any Joint Property, any commitment made or liability incurred by the Assignor in respect of such Joint Property.

7.1.15.       Taxes. Each Assignor has duly and timely filed all applicable Tax returns and reports required to be filed by law, and has diligently either fully paid or has made sufficient provisions for all Taxes which are due and payable and have been preliminarily or finally assessed. All Taxes payable on the regular basis have been determined until the Closing Date and paid in a correct manner or sufficiently provided for. All transactions and circumstances resulting in Tax liability have been duly handled in the correct and customary way and duly notified to the Tax authorities to the extent required by law.

The Assignor is not involved in any dispute with any Taxation authority concerning any matter likely to affect in any way the liability of the Assignor to Taxation and, there are no circumstances which are likely to give rise to any such dispute (including in respect of any customs duties due in respect of the Assignor or any services performed by the Assignor).

The Taxation affairs of the Assignor have never been subject to any investigation or enquiry by any Taxation authority (other than routine questions or normal field Tax audits), no Taxation authority has indicated that it intends to investigate the Assignor and there are no circumstances that are likely to give rise to any such investigation.

The Assignor has not at any time declared, paid or made any dividend or other payment except any dividend disclosed in their audited statutory accounts nor is it bound to make such a distribution.

7.1.16.       Licenses and Permits. Each Assignor has duly obtained all necessary permits in relation to the Joint Property and Joint Operations and the activities carried out within the scope of the SASB Project and/or the Operating Agreement in accordance with the Laws/Regulations.

7.1.17.       Environmental Liabilities All permits and approvals necessary for the Joint Operations and activities carried out within the scope of the SASB Project and/or the Operating Agreement to comply in all respects with applicable environmental laws have been duly obtained. The Assignor and the activities carried out within the scope of the SASB Project and/or the Operating Agreement are in full compliance with all applicable Turkish Laws and regulations relating to pollution control and environmental contamination, to the extent required for the Joint Operations including all Laws and Regulations governing the generation, use, collection, discharge or disposal of hazardous materials, substances or wastes and all laws and regulations with regard to record keeping, notification or reporting requirements regarding hazardous materials, substances or wastes including the offsite wastes and contamination of land and water. The Assignor has not been alleged to be in violation of, or subject to any administrative or judicial proceeding pursuant to such Laws or Regulations, either now or at any time in the past. The Assignor has not and is not subject to any liability or obligation relating to the environmental conditions on, under or about the properties or assets owned or used in any way by the Assignor and/or related to the Joint Operations carried out within the scope of SASB Project and/or the Operating Agreement, including without limitation, the soil and groundwater conditions of such properties.  There are no facts or circumstances which could form the basis for the assertion of any claim or the imposition of any liability relating to environmental matters which could make a Material Adverse Change on the business, results of operations, financial condition or prospects of the Assignor or the activities carried out within the scope of the SASB Project and/or the Operating Agreement.

7.1.18.       Insurance. Insurance policies to which the Assignor is party, with respect to their types and amounts of coverage, are adequate to cover the Assignor’s business, to meet any contractual requirements and to insure against any risks to which the Assignor and Joint Property are exposed. Such policies are and always have been in full force and effect, all premiums thereon have been paid and are fully unencumbered and the Assignor has not received notice of cancellation or non-renewal of any such policies. There are no outstanding claims under such insurance policies.

7.2.                    By the Assignee

7.2.1.         Assignee’s and the Parent’s assets are sufficient to cover its financial obligations including but not limited to the payment of the Assignment Price.

7.2.2.         The Assignee shall duly and punctually perform the filing of the application in order to be registered as a petroleum right holder with the GDPA.

7.2.3.         The wholesale of natural gas to be made between the Effective Date and until the date the Assignee obtains the natural gas wholesale license shall be made by the Assignor in accordance with Clause 7.1.8. In the event the Assignee fails to issue the invoice for said natural gas sales until January 1, 2009 due to not obtaining the natural gas wholesale license in accordance with Clause 7.1.8 or any another reason, the Assignee shall be, pro rata to its interest under the Exploration Licenses and the Operating Agreement, liable for the corporate Tax amount arising from the wholesale of natural gas to be made between the Effective Date and the date of December 31, 2008 and that was paid by the Assignor. In such case, the Assignee shall be liable to immediately pay such amounts upon the first written demand of the Assignor accompanied by the evidencing documents thereof. For the avoidance of doubt, in the event the Assignee obtains the wholesale license within 3 (three) months from the Closing Date, such payment shall be subject to Closing Adjustment regulated under Clause 4.5.

7.3.                    Mutual Representation by the Parties

7.3.1.         The Assignor and the Guarantor hereby represents and warrants to the Parent and Assignee and the Parent and Assignee each hereby represent and warrant to the Assignor and the Guarantor that:

(a)                        The Parties are companies duly established validly existing and in good standing under the laws of the country of their establishment and have all requisite corporate powers and authorities to own their respective properties and assets and to carry out their businesses as now conducted;

(b)                       The Parties have all requisite corporate powers and authorities to enter into and execute this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of the Parties’ obligations hereunder have been duly authorized by any necessary corporate action by the board of directors thereof and no other corporate proceedings are necessary to authorize such execution and performance. This

Agreement has been duly executed by the Parties and constitutes their valid and binding obligations, enforceable against each other in accordance with its terms;

(c)        The execution and performance by the Parties of this Agreement do not and will not violate or conflict with any provision of their memorandum or articles of association and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitutes (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Parties is a party or by which it is bound or to which any of their respective properties or assets is subject.

(d)                        All of the above representations and Warranties shall be deemed repeated immediately before Closing.

7.4.                   Each of the above representations and Warranties is given independently from any other.

8.                              INDEMNIFICATION

8.1.                    Guarantor, Toreador Turkey Limited and Toreador Turkey Limited, Ankara Turkey Branch after the Closing Date, shall jointly and severally indemnify, defend and hold harmless the Parent and Assignee from, against and in respect of any and all Losses arising out of or relating to (i) any breach of any representation or warranty made under Clauses 7.1 and 7.3 by the Assignor, or (ii) the breach or non fulfillment of any covenant, agreement, obligation or undertaking of Assignor herein.

8.2.                    On and after the Closing Date, the Parent and the Assignee shall jointly and severally indemnify, defend and hold harmless the Assignor from, against and in respect of any and all Losses arising out of or relating to (i) any material breach of any representation or Warranty made under Clauses 7.2 and 7.3 by the Parent or the Assignee, or (ii) the breach or non fulfillment of any covenant, agreement, obligation or undertaking of the Parent or the Assignee herein.

8.3.                    On and after the Closing Date, the Parties agree that notwithstanding anything to the contrary in this Agreement the Assignor shall be liable for and shall indemnify the Assignee in relation to and against all Losses which the Assignee may incur, arising out of or in connection with any Litigation Claim.

8.4.                    The Assignor shall indemnify, defend and hold harmless the Assignee from against and in respect of all Losses, costs, payments and Tax related to the SASB Project and/or the Business Assets which arise as a result of any event or transaction on or before the Effective Date.

8.5.                    The Assignee shall indemnify, defend and hold harmless the Assignor from against and in respect of all Losses, costs, payments and Tax related to the

SASB Project and/or the Business Assets which arise as a result of any event or transaction starting from the Effective Date and valid until Closing Date pro rata to its interest in the Exploration Licenses.

8.6.                    The Assignor shall indemnify, defend and hold harmless the Assignee against and in respect of any and all liabilities and/or Losses arising from the Micoperi Litigation.

8.7.                    The Assignor shall indemnify, defend and hold harmless the Assignee against and in respect of any and all claims and liabilities and Losses arising from the Overriding Royalty and/or IFC Loan Agreement.

9.                             LIMITATIONS OF ASSIGNOR’S LIABILITY

9.1.                    Limitations

9.1.1.            The liability of any Party under this Agreement shall be limited as follows:

No relevant claim may be made unless written notice of the claim concerned has been given by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) before the third (3rd) anniversary of Closing for the claims other than Tax and before the fifth (5th) anniversary of Closing plus 120 days for the claims regarding Tax;

(a)                                  the maximum aggregate liability of the Indemnified Party under Clause 8 shall not exceed an amount equal to 40% (forty percent) of the aggregate of the Assignment Price;

(b)                                 If and to the extent that any Losses giving rise to a claim by an Indemnified Party hereunder which would not have arisen but for a transaction, action or omission carried out or effected by the Indemnified Party (save for where such transaction, action or omission has been procured by an Indemnifying Party) at any time after the Closing or arises as a result of any change in law after the Closing, or the practice of any governmental body occurring after the Closing, the Indemnifying Party shall not have any responsibility for such Losses;

(c)                                  An Indemnifying Party shall not be required to indemnify an Indemnified Party in respect of any contingent or potential liability unless and until such liability has become actual and has been paid for by the Indemnified Party or has become the subject matter of a binding non-appealable obligation to pay by the Indemnified Party;

9.1.2                        Without prejudice to Article 2.1, the Assignor shall not be responsible for the acts or omissions of the Operator even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), willful misconduct, strict liability or other legal fault of indemnity of the Operator during the operations to be performed in the SASB Project on and after the Effective Date.

9.2.       Handling of Claims

If any claim derives from claims, actions or demands by third parties (including any Governmental or Regulatory Authority), the following shall apply:

(a)   Within one (1) month following receipt of service of process of a claim that can give rise to claim for indemnification under this Agreement, the Indemnified Party shall notify the Indemnifying Party of the existence of such receipt;

(b)   Within one (1) month of receiving such notice the Indemnifying Party shall be entitled to provide notice to the Indemnified Party that it intends to assume the defence of such matter and confirm its agreement to undertake the indemnification of the Indemnified Party as contemplated hereunder. Subject to the above, the Indemnifying Party shall have the right to conduct the defence of any claim or action. The Indemnified Party may at its own cost and expense retain counsel to act on its behalf with respect to any matter and the Indemnifying Party agrees to procure that its counsel co-operate with any counsel so appointed by the Indemnified Party subject always to the understanding that the ultimate decisions in respect of any indemnified claims shall remain with the Indemnifying Party.

(c)   In the event that the Indemnifying Party does not undertake the defence of any claim, action, suit or proceeding as provided in paragraph (b) above, the Indemnified Party shall properly and diligently defend such claim, action, suit or proceeding. The Indemnified Party shall notify the Indemnifying Party of such action and shall provide it with all relevant information.

(d)   The Indemnified Party shall have the right to conduct the defence of any claim for injunctive relief or precautionary measures or in other circumstances where urgent legal action is required for the defence of its interests, without waiting for a response from the Indemnifying Party provided that the Indemnifying Party is notified of the situation prior to the action of the Indemnified Party.

10.   Confidentiality

10.1.    Prohibition on disclosure

The Parties agree that all documents, materials or information received from the other Party in connection with this Agreement or possessed/learnt during the course of negotiations leading to the present Agreement are confidential information (“Confidential Information”). Each Party agrees not to disclose and to hold in confidence, the Confidential Information, the terms and conditions of this Agreement, the existence and content of discussions with respect to the Agreement and the status of the discussions, except that each

Party may disclose documents, materials and information to its employees, attorneys and accountants who are required to know that information for the proper performance of their respective duties in effecting the transaction. A Disclosing Party must notify all parties to whom Confidential Information is disclosed that the information must be kept confidential in accordance with the terms of this Agreement and this Clause 9.

The Parties will procure that their employees and advisors that are involved in this project abide to these confidentiality obligations as if they were parties of it.

Each Party undertakes with the other Party that it shall both during and after the term of this Agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, duplicate or transfer or use for its own or any other purposes Confidential Information except:

(a)     in the circumstances set out in sub-clause 9.2 below;

(b)     to the extent otherwise expressly permitted by this Agreement; or

(c)     with the prior consent in writing of the Party to whose affairs such Confidential Information relates.

10.2.    Permitted disclosures

The circumstances referred to in sub-clause 9.1.a above are:

(a)     where the Confidential Information, before it is furnished to the other Party, is already in the public domain;

(b)     where the Confidential Information, after it is furnished to a Party, enters the public domain otherwise than as a result of (i) a breach by the same Party of its obligations in this Clause 9 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation;

(c)     if and to the extent that the disclosing  Party, makes disclosure of the Confidential Information to any third party:

(i)            in compliance with any requirement of law, rule or regulation;

(ii)           in response to any applicable regulatory authority to which any Party is subject where such requirement has the force of law; or

(iii)         in order to obtain tax or other clearances or consents from the Governmental or Regulatory Authorities or other relevant taxing or regulatory authorities.

PROVIDED THAT any such information disclosable pursuant to paragraphs (i), (ii) or (iii) of sub-clause (b) shall be disclosed only after consultation with the other Party and only to the extent required by law or the respective Authority.

This confidentiality obligation shall survive the termination of this Agreement for any reason and shall be valid for an additional three (3) year period thereafter.

11.          NOTICES

11.1.       Notices and other communications required or permitted hereunder shall be delivered in person or sent by registered or certified mail (preceded by a voluntary facsimile copy if desired by the sender), postage prepaid, addressed to:

In case of the Parent and Assignee:

Petrol Ofisi AS

Attn. Mr. Ramazan Güney

Fax: +90 312 427 44 06

Email: ramazang@poas.com.tr

Address: Atatürk Bulvarı Celal Bayar İş Merkezi No. 211 Kat 9 Kavaklıdere, Ankara, Turkey

Petrol Ofisi Arama Üretim San. Tic.A.S.

Attn. Mr. Tayfun Sümer

Fax: +90 212 329 15 19

Email: tayfuns@poas.com.tr

Address: Eski Büyükdere Caddesi 33/37 Maslak, Istanbul, Turkey

In case of the Assignor and the Guarantor:

Toreador Turkey Limited;  Toreador Turkey Limited, Ankara Turkey Branch & Toreador Resources Corporation

Attn. Mr. Roy A. Barker

Fax:+ 90 312 468 50 84

Email: rbarker@toreadorturkey.com

Address : Cinnah Caddesi Göreme Sokak No:1/3 Kavaklıdere, Ankara, Turkey or to such other address or number as shall be furnished in writing by any such Party; provided however, that notices or communications consisting of notices of default, termination or rescission shall be sufficiently given only if delivered via a Turkish notary, by registered mail or by courier, and shall be deemed to have been received on the actual date of receipt.

12.         ANNOUNCEMENTS / PUBLICITY

12.1. Restrictions on announcements

No Party shall make any public announcement, press conference or other communication relating to this Agreement, the Business Assets or any ancillary matter related to the transactions contemplated hereby before or after Closing without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed, save as may be required by:

(a)           any law, rule or regulation; or

(b)           any applicable regulatory authority to which the Assignor or the Assignee is subject (where such requirement has the force of law).

12.2.    Legal and regulatory requirements

The Assignee and the Guarantor, on the one hand, and the Parent and the Assignor, on the other hand, undertake to provide each other with all such information known to them as may reasonably be required by the other Party in relation to the Business Assets for the purpose of complying with the requirements of law or any applicable regulatory authority to which any of the Parties is subject where such requirement has the force of law.

13.         ENFORCEABILITY AND SEVERABILITY

Each of the agreements, undertakings, covenants, warranties, indemnities and other obligations of the Parties entered into pursuant hereto is considered reasonable by the Parties but in the event that a competent court rules that any provision or part thereof shall be held void or unenforceable, said provision or part shall be severed from this Agreement or other document in which it is contained or otherwise modified to become valid and enforceable and such document shall not be affected by such severance or modification. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

14.            FURTHER ASSURANCE

Each of the Parties hereby agrees for no additional consideration or payment to do, execute and deliver any such further acts documents and things as it may be reasonably required to complete the transactions envisaged herein, and to vest in the Assignee (or as it shall direct) the ownership of the Business Assets free from all Liens and to vest the benefit of this Agreement in the Assignee.

15.         RESOLUTORY CONDITION AND TERMINATION

In the event that the GDPA rejected the assignment of the Business Assets to the Assignee by Assignor the Agreement will be extinguished under the terms of the law, automatically, immediately and regardless of any subpoenas or statements of intent from the Parties or analysis from the competent courts.

16.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

16.1.1.

The representations and warranties of the Parties set forth in this Agreement shall survive for a period of 3 (three) years from the Closing Date for the claims other than Tax and 5 (five) years plus 120 days from the Closing Date for the claims related to Tax.

16.1.2.

The Parties hereby agree to submit to each other the confirmation letter in the form attached hereto as Exhibit 4.

17.

COSTS

Save as expressly otherwise provided herein each Party shall pay its own costs and expenses in connection with the preparation, negotiation, carrying into effect and consummation of this Agreement.

18.

WAIVER, VARIATION AND RELEASE

18.1.

No waiver by omission, delay or partial exercise

No omission to exercise or delay in exercising on the part of any Party any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

18.2.

Specific waivers to be in writing

Any waiver of any right, power or remedy under this agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

18.3.

Variations to be in writing

No variation or amendment to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

19.

GENERAL

19.1.

This Agreement and all documents delivered as part of or incident to this Agreement or which are incorporated as part of this Agreement by reference constitute and contain the entire agreement between the Parties and supersede any and all prior agreements, arrangements and understandings between the Parties to this Agreement relating to the subject matter of this Agreement.

19.2.

Except where expressly provided to the contrary, the rights and remedies reserved to the Parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such Parties whether under this Agreement or any such document or under law or otherwise.

19.3.

This Agreement shall not be assignable by any Party without the prior written consent of the other Parties.

19.4.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

20.

GOVERNING LAW AND DISPUTE RESOLUTION

20.1.

This Agreement and all disputes and claims arising out of or in connection therewith, shall be governed by, and construed in accordance with Turkish Law.

20.2.

Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity thereof, shall be settled by the Ankara Courts.

21.

CAUTIO JUDICATUM SOLVI

To the extent that the Assignee or Parent may, in any suit, action or proceeding brought before a court of Turkey arising out of or in connection with this Agreement, be entitled to the benefit of any provisions of law requiring the Assignor or the Guarantor in such suit, action or proceeding to post security for the costs of the Assignee or the Parent (cautio judicatum solvi), or to post a bond or to take similar action, the Assignee and the Parent hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Turkey.

22.

COUNTERPARTS

This Agreement is prepared and executed as one original in the English language. The original Agreement will be kept by the Assignee. The stamp duty arising out of the execution of one original of this Agreement shall be paid by the Assignee and if any extra original is requested by the Assignor, the stamp duty arising from this extra original will be paid by the Assignor.

A photocopy of the signed original following the certification of the Notary Public as “same as original” will be delivered to the Assignor.

In case it is necessary to submit the original Agreement to any of the authorities or court or arbitral panel the Assignee agrees and declares in advance that it will submit the original Agreement to such person or authority and in case it does not submit or refrains from submitting the original Agreement, it will not object the identicalness of the photocopy of the Agreement certified by the Notary Public and accept such certified photocopy of the Agreement to be treated as original.

Notwithstanding the foregoing, each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

SIGNATORIES

Assignor

Represented by

/s/ Roy Barker
Mr. Roy A. Barker

Guarantor
Represented by

/s/ Roy A. Barker
Mr. Roy A. Barker

Parent

Represented by

/s/ Melih Türker	/s/ Ogeday Çağatay

Mr. Melih Türker	Mr. Ogeday Çağatay

Assignee

Represented by

/s/ Tayfun Sumer
Avukat
(Member of the Board of Directors)

Exhibits
Exhibit 1	Definition of the Business Assets
Exhibit 2	Parent Corporate Guaranty
Exhibit 3	CDs and External Disk Regarding the Due Diligence Documents
Exhibit 4	Confirmation Letters